SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):         Commission File Number
        August 18, 1997                                          0-7674


                        FIRST FINANCIAL BANKSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)


        Texas                                                  75-0944023
(State of Incorporation)                                    (I.R.S. Employer
                                                            Identification No.)


                      400 Pine Street, Abilene, Texas 79601
                   (Address of Executive Offices and Zip Code)

                  Registrant's Telephone Number (915) 627-7155


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ITEM 5.  Other Events.

         On August 18, 1997, First Financial Bankshares, Inc. (the "Company") entered into a Stock Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with Southlake Bancshares, Inc. ("Southlake Bancshares") and its sole subsidiary, Texas National Bank. The Company, pursuant to a Prospectus, and upon or following the effective date of a Registration Statement to be filed with the Securities and Exchange Commission, will offer to exchange
 .888 shares of its common stock for each outstanding share of Southlake Bancshares. Acquisition of Southlake Bancshares by the Company is subject to approval by the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities, as well as, subject to satisfaction of the conditions contained in the Exchange Agreement. If the transaction is approved by federal and state regulatory authorities, it is anticipated that the acquisition of Southlake Bancshares and its subsidiary by the Company will be closed during the last quarter of 1997. Southlake Bancshares will then be merged with and into First Financial Bankshares of Delaware, Inc. ("FFB Delaware"), the Company's wholly-owned Delaware bank holding company and Texas National Bank will become a direct subsidiary of FFB Delaware.

         Southlake Bancshares is a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. Southlake Bancshares owns 99.87% of the issued and outstanding capital stock of Texas National Bank, a national banking association. Southlake Bancshares and Texas National Bank are located in the City of Southlake, Tarrant County, Texas, approximately 10 miles northeast of downtown Fort Worth, Texas, and within the Fort Worth-Dallas metropolitan area. In addition, Texas National Bank maintains a branch location in Trophy Club, Denton County, Texas, which location is within the same Fort Worth-Dallas metropolitan area. Southlake Bancshares has approximately 35 shareholders, who in the aggregate own 242,119 shares of its common stock. Texas National Bank was chartered in 1984 and as of June 30, 1997, had assets totaling $53,488,000 and shareholders' equity of $4,026,000.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                FIRST FINANCIAL BANKSHARES, INC.
                                                (Registrant)



DATE:  August 27, 1997                     By:  _______________________________
                                                CURTIS R. HARVEY
                                                Executive Vice President and
                                                Chief Financial Officer

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